Exhibit 99.1

FOR IMMEDIATE RELEASE

Rice Midstream Partners Reports Third Quarter 2016 Financial and Operating Results

CANONSBURG, Pa. - November 2, 2016 /PRNewswire/ - Rice Midstream Partners LP (NYSE: RMP) (“RMP” or the “Partnership”) today reported third quarter 2016 financial and operating results. Highlights to date include:

•	Average throughput of 957 MDth/d, a 43% increase over the prior year quarter and a 2% increase relative to second quarter 2016

•	Net income of $25 million; net cash provided by operating activities of $34.8 million

•	Adjusted EBITDA(1) of $32.1 million, a 106% increase over the prior year quarter

•	Distributable cash flow (“DCF”)(1) of $28.9 million, resulting in DCF coverage ratio of 1.17x(2)

•	Completed $600 million acquisition of midstream assets and acreage dedication covering 80,000 core dry gas Marcellus acres in Greene County, Pennsylvania in October

•	Completed private placement of 20,930,233 common units for $450 million of gross proceeds in October

•	Increased revolving credit facility to $850 million from $450 million in October

•	Increased core acreage dedication by 67% to approximately 201,000 acres(3)

•	Raised third quarter distribution to $0.2370 per common unit, an increase of 22% over the prior year quarter and 6% relative to second quarter 2016

•	Exited the quarter with strong liquidity position of $687 million(4) and low leverage ratio of net debt to LTM Adjusted EBITDA of 1.2x(4)(5)

Commenting on the results, Daniel J. Rice IV, Chief Executive Officer, said, “We are excited to deliver another solid quarter, as gathering and compression throughputs continue to increase primarily as a result of our sponsor’s continued strong execution. We believe the addition of the Vantage Energy assets to our portfolio will position us to generate best-in-class growth while exceeding our targeted 1.15x distributable cash flow coverage and extending our long-term 20% distribution growth target.”

1.	Please see “Supplemental Non-GAAP Financial Measures” for a description of Adjusted EBITDA, distributable cash flow and related reconciliations to comparable GAAP financial measures.
2.	Common units issued in the October 2016 private placement will receive the third quarter distribution based on the November 1, 2016 distribution record date.
3.	Pro forma for the Vantage Energy midstream assets acquisition, which closed on October 19, 2016.
4.	Pro forma for the RMP private placement of 20,930,233 common units, the borrowings under the RMP credit facility used to fund the Vantage Energy midstream assets acquisition, which closed on October 19, 2016, and the October RMP revolving credit facility increase.
5.	Pro forma leverage does not include acquired Vantage Energy midstream EBITDA.

Third Quarter 2016 Financial Results

For the three months ended September 30, 2016, gathering volumes averaged 957 MDth/d, a 43% increase over the prior year quarter and a 2% increase relative to second quarter 2016, with 32% attributable to third-party volumes. Compression volumes averaged 745 MDth/d, a 1,810% increase over the prior year quarter and a 32% increase relative to second quarter 2016, with 42% attributable to third-party volumes. Fresh water delivery volumes were 135 million gallons, or an average of 1.5 MMgal/d, a 60% decrease relative to second quarter 2016. The anticipated sequential quarter decrease was due to timing of well completion activity by Rice Energy in the quarter.

Operating revenues were $41.1 million, comprised of $33.5 million in revenues from our gathering and compression segment and $7.6 million in revenues from our water services segment. Operation and maintenance expense totaled $4.6 million, including $1.9 million for gathering and compression and $2.6 million for water services. Net income was $25 million, or $0.30 per limited partner unit. Adjusted EBITDA was $32.1 million and, after giving effect to $2.8 million of estimated maintenance capital expenditures and cash interest expense of $0.4 million, DCF was $28.9 million, resulting in a DCF coverage ratio of 1.17x.

We invested approximately $25 million of net expansion capital, excluding acquisitions, including $29 million to develop gas gathering and compression assets and ($4) million to develop our water services assets, primarily due to a reclass of water capital expenditures to gas gathering and compression capital expenditures.

Year to Date 2016 Financial Results

For the nine months ended September 30, 2016, gathering volumes averaged 909 MDth/d, a 45% increase over the prior year period with 29% attributable to third-party volumes. Compression volumes averaged 488 MDth/d, an 821% increase over the prior year period, with 47% attributable to third-party volumes. Fresh water delivery volumes were 932 million gallons, or an average of 3.4 MMgal/d.

Operating revenues were $142.2 million, comprised of $90.3 million in revenues from our gathering and compression segment and $51.8 million in revenues from our water services segment. Operation and maintenance expense totaled $17.3 million, including $5.1 million for gathering and compression and $12.2 million for water services. Net income was $87.4 million, or $1.15 per limited partner unit. Adjusted EBITDA was $112.1 million and, after giving effect to $8.4 million of estimated maintenance capital expenditures and cash interest expense of $2.4 million, DCF was $101.4 million resulting in a DCF coverage ratio of 1.75x.

We invested approximately $82 million of expansion capital, excluding acquisitions, to develop our gas gathering and compression assets including water services capital expenditures that were reclassed to gas gathering and compression capital expenditures.

	Average Daily Throughput (MDth/d)
	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Gathering Assets
Affiliate	647	648
Third-party	310	261

Total	957	909

% Third-party	32%	29%

	Average Daily Compression Volumes (MDth/d)
	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Compression Assets
Affiliate	435	258
Third-party	310	230

Total	745	488

% Third-party	42%	47%

	Average Daily Water Volumes (MMgal/d)
	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Water Services Assets
Pennsylvania Water	1.5	2.9
Ohio Water	—	0.5

Total	1.5	3.4

% Third-party	—%	14%

Vantage Energy Midstream Assets Acquisition

On October 19, 2016, concurrent with Rice Energy’s acquisition of Vantage Energy, we purchased entities owning the Vantage Energy midstream assets from Rice Energy for $600 million. The assets are located in Greene County, Pennsylvania and include 30 miles of dry gas gathering and compression assets. In connection with the acquisition, Rice Energy dedicated the acquired 80,000 net acres to RMP to provide gas gathering, compression and freshwater distribution services.

The $600 million midstream acquisition was funded by net proceeds from the October private placement of RMP common units and borrowings under RMP’s revolving credit facility.

2016 Capital Budget and Guidance Update

We are unable to provide a projection of full-year 2016 net income and net cash provided by operating activities, the most comparable financial measures to Adjusted EBITDA and distributable cash flow, respectively, calculated in accordance with GAAP. We do not anticipate the changes in operating assets and liabilities to be material, but changes in depreciation expense, accounts receivable, accounts payable and accrued liabilities could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and distributable cash flow. In addition, we are unable to project net income because this metric includes the impact of certain non-cash items that we are unable to project with any reasonable degree of accuracy without unreasonable effort. Please see the “Supplemental Non-GAAP Financial Measures” section of this news release.

As a result of increased organic gathering and compression throughput, as well as giving effect to the Vantage Energy acquisition, we are increasing our expected 2016 Adjusted EBITDA and distributable cash flow. In addition, we are decreasing our water services capital budget due to a reclassification of certain temporary water capital expenditures primarily to gas gathering and compression capital expenditures.

2016 Capital Budget ($ in millions)
	Prior	Updated
Gas Gathering and Compression	$125	$125
Water Services	$15	$10

Total RMP	$140	$135
Estimated Maintenance Capital	$11	$11

	Prior			Updated
Cash G&A ($ in millions)	$18		$21	$18		$21
Adjusted EBITDA ($ in millions)
Gas Gathering and Compression	$95	—	$100	$100	—	$105
Water Services	$40	—	$45	$40	—	$45

Total Adjusted EBITDA	$135	—	$145	$140	—	$150
% Third Party	20%	—	25%	20%	—	25%
Distributable Cash Flow ($ in millions)	$115	—	$125	$125	—	$135
Average DCF Coverage Ratio	1.5x	—	1.6x	1.5x	—	1.6x
% Distribution Growth	20%			20%

Preliminary 2017 Outlook

In connection with the Vantage Energy midstream assets acquisition, we have provided a preliminary 2017 outlook for our capital budget, throughput and water volumes guidance. We expect our expansion budget to be within a range of $300 - $360 million. Furthermore, we expect 2017 throughput to be within a range of 1,270 - 1,340 MDth/d, an approximate 40% increase above our 2016 estimated throughput based on the midpoint of guidance. In addition, we expect 2017 water volumes to be within a range of 1,075 - 1,225 million gallons.

Financial Position and Liquidity

On September 30, 2016, we priced a private placement of 20,930,233 common units representing limited partner interest for gross proceeds of approximately $450 million. The closing of the private placement occurred on October 7, 2016. We used the net proceeds from the private placement to fund the acquisition from Rice Energy of Vantage Energy midstream assets.

On October 19, 2016, RMP’s credit facility was increased to $850 million, representing an 89% increase from $450 million.

As of September 30, 2016, we had $685 million(1) of availability on our revolving credit facility and $2 million of cash on hand, resulting in $687 million of total liquidity.

1.	Pro forma for the RMP private placement of 20,930,233 common units, the borrowings under the RMP credit facility used to fund the Vantage Energy midstream assets acquisition, which closed on October 19, 2016, and the October RMP revolving credit facility increase.

Quarterly Cash Distribution

On October 20, 2016, we declared a quarterly distribution of $0.2370 per unit for the third quarter 2016, an increase of $0.0135 per unit, or 6%, relative to second quarter 2016. The distribution will be payable on November 10, 2016 to unitholders of record as of November 1, 2016.

Conference Call

RMP will host a conference call on November 2, 2016 at 11:00 a.m. Eastern time (10:00 a.m. Central time) to discuss third quarter 2016 financial and operating results. To listen to a live audio webcast of the conference call, please visit RMP’s website at www.ricemidstream.com. A replay of the conference call will be available following the call for two weeks and can be accessed from www.ricemidstream.com.

Rice Energy will host a conference call on November 2, 2016 at 10:00 a.m. Eastern time (9:00 a.m. Central time) to discuss third quarter 2016 financial and operating results and we encourage RMP investors to listen-in. To listen to a live audio webcast of the conference call, please visit Rice Energy’s website at www.riceenergy.com. A replay of the conference call will be available for two weeks and can also be accessed from www.riceenergy.com.

Please visit www.ricemidstream.com to view a presentation containing supplemental third quarter 2016 information.

About Rice Midstream Partners

Rice Midstream Partners LP is a fee-based, growth-oriented limited partnership formed by Rice Energy Inc. (NYSE: RICE) to own, operate, develop and acquire midstream assets in the Appalachian basin. RMP provides midstream services to Rice Energy and third-party companies through its natural gas gathering, compression and water assets in the rapidly developing dry gas cores of the Marcellus and Utica Shales.

For more information, please visit www.ricemidstream.com.

Forward Looking Statements

This release includes forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than historical facts included in this release, that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as, forecasted gathering volumes, revenues, Adjusted EBITDA, distribution growth, and distributable cash flow, the timing of completion of midstream projects, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to our gathering and compression and water services businesses. These risks include, but are not limited to: commodity price volatility; inflation; environmental risks; regulatory changes; the uncertainty inherent in projecting future throughput volumes, cash flow and access to capital; the timing of development expenditures of Rice Energy or our other customers, the ultimate timing, outcome and results of integrating the operations of Vantage Energy; the effects of the business combination of Rice Energy and Vantage Energy, including the combined company’s future financial condition, results of operations, strategy and plans; potential adverse reactions or changes to business relationships resulting from fully combining the businesses; and the ability of Rice Energy and RMP to recognize the expected benefits and synergies of the transactions. Information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by us will be realized, or even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contact:

Julie Danvers, Director of Investor Relations

(832) 708-3437

Julie.Danvers@RiceMidstream.com

Rice Midstream Partners LP

Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except unit data)	2016	2015	2016	2015
Operating revenues:
Affiliate	$28,260	$23,947	$105,267	$72,289
Third-party	12,807	6,128	36,890	12,857

Total operating revenues	41,067	30,075	142,157	85,146
Operating expenses:
Operation and maintenance expense	4,559	4,421	17,292	10,028
Equity compensation expense (1)	609	1,105	2,728	3,316
General and administrative expense	4,373	4,137	12,736	10,322
Incentive unit (income) expense (1)	—	(75)	—	1,048
Depreciation expense	5,489	4,417	17,714	10,454
Acquisition costs	—	—	73	—
Amortization of intangible assets	411	407	1,222	1,223
Other expense (income)	90	(347)	239	492

Total operating expenses	15,531	14,065	52,004	36,883

Operating income	25,536	16,010	90,153	48,263
Other income	—	2	—	11
Interest expense (1)	(402)	(814)	(2,369)	(2,070)
Amortization of deferred finance costs	(145)	(144)	(433)	(432)

Income before income taxes	24,989	15,054	87,351	45,772
Income tax expense	—	(1,794)	—	(5,796)

Net income	$24,989	$13,260	$87,351	$39,976

Calculation of limited partner interest in net income:
Net income	$24,989	$13,260	$87,351	$39,976
Less: Pre-acquisition net income allocated to general partner	—	990	—	6,306
Less: General partner interest in net income attributable to incentive distribution rights	427	—	540	—

Net income attributable to limited partners	$24,562	$12,270	$86,811	$33,670

Weighted average limited partner units (in millions)
Common units (basic)	52.4	28.8	46.4	28.8
Common units (diluted)	52.6	28.9	46.6	28.8
Subordinated units (basic and diluted)	28.8	28.8	28.8	28.8

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except unit data)	2016	2015	2016	2015
Net income attributable to RMP per limited partner unit (2)
Common units (basic)	$0.30	$0.21	$1.15	$0.59
Common units (diluted)	$0.30	$0.21	$1.14	$0.58
Subordinated units (basic and diluted)	$0.30	$0.21	$1.17	$0.59
Adjusted EBITDA (3)	$32,135	$15,589	$112,129	$44,716
Distributable cash flow (4)	$28,933	$13,912	$101,360	$39,948
Quarterly distribution per unit	$0.2370	$0.1935	$0.6705	$0.5715
Distributions declared:
Limited Partner Units - Public	$17,386	$5,563	$37,954	$16,431
Limited Partner Units - GP Holdings	6,815	5,565	19,282	16,435
General Partner	427	—	540	—

Total distributions declared	$24,628	$11,128	$57,776	$32,866
DCF coverage ratio (5)	1.17	1.25	1.75	1.22

1.	Prior to their acquisition by us, our water assets were allocated incentive unit expense, equity compensation expense and interest expense initially recognized by Rice Energy. These non-cash charges are described in more detail in Note 9 to the consolidated financial statements in our 10-Q.
2.	Net income per limited partner unit does not include results attributable to the water assets prior to their acquisition as these results are not attributable to our limited partners.
3.	We define Adjusted EBITDA as net income (loss) before interest expense, depreciation expense, amortization expense, non-cash equity compensation expense, amortization of deferred financing costs and other non-recurring items. Please read Supplemental “Non-GAAP Financial Measures.”
4.	We define distributable cash flow as Adjusted EBITDA less interest expense, and estimated maintenance capital expenditures. Please read Supplemental “Non-GAAP Financial Measures.”
5.	We define DCF coverage ratio as distributable cash flow divided by total distributions declared. Please read Supplemental “Non-GAAP Financial Measures.”

Rice Midstream Partners LP

Segment Results of Operations

(Unaudited)

Gathering and Compression Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2016	2015	2016	2015
Gathering volumes: (MDth/d)
Affiliate	647	559	648	537
Third-party	310	112	261	92

Total gathering volumes	957	671	909	629
Compression volumes: (MDth/d)
Affiliate	435	34	258	41
Third-party	310	5	230	12

Total compression volumes	745	39	488	53
Operating results:
Operating revenues:
Affiliate	$20,696	$15,578	$57,060	$44,745
Third-party	12,807	4,564	33,279	11,294

Total operating revenues	33,503	20,142	90,339	56,039
Operating expenses:
Operation and maintenance expense	1,938	1,727	5,090	3,985
Equity compensation expense	486	961	2,142	2,960
General and administrative expense	3,592	2,828	10,313	7,344
Depreciation expense	2,406	1,597	7,026	4,531
Acquisition costs	—	—	73	—
Amortization of intangible assets	411	407	1,222	1,223
Other expense (income)	—	(347)	149	492

Total operating expenses	8,833	7,173	26,015	20,535
Operating income	$24,670	$12,969	$64,324	$35,504

Water Services Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2016	2015	2016	2015
Water services volumes: (MMgal)
Affiliate	135	167	800	516
Third-party	—	60	132	59

Total water services volumes	135	227	932	575
Operating results:
Operating revenues:
Affiliate	$7,564	$8,369	$48,207	$27,544
Third-party	—	1,564	3,611	1,563

Total operating revenues	7,564	9,933	51,818	29,107
Operating expenses:
Operation and maintenance expense	2,621	2,694	12,202	6,043
Equity compensation expense	123	144	586	356
General and administrative expense	781	1,309	2,423	2,978
Incentive unit expense	—	(75)	—	1,048
Depreciation expense	3,083	2,820	10,688	5,923
Other operating expense	90	—	90	—

Total operating expenses	6,698	6,892	25,989	16,348

Operating income	$866	$3,041	$25,829	$12,759

Rice Midstream Partners LP

Supplemental Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as securities analysts, investors and lenders. We define Adjusted EBITDA as net income (loss) before interest expense, depreciation expense, amortization expense, non-cash stock compensation expense, amortization of deferred financing costs and other non-recurring items. Adjusted EBITDA is not a measure of net income as determined by GAAP.

Distributable cash flow and DCF coverage ratio are supplemental non-GAAP financial measures that are used by management and external users of our consolidated financial statements, such as securities analysts, investors and lenders. We define distributable cash flow as Adjusted EBITDA less cash interest expense, and estimated maintenance capital expenditures. We define DCF coverage ratio as distributable cash flow divided by total distributions declared. Distributable cash flow does not reflect changes in working capital balances and is not a presentation made in accordance with GAAP.

Adjusted EBITDA, distributable cash flow and DCF coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the financial performance of our assets, without regard to financing methods, capital structure or historical cost basis; our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing or capital structure; our ability to incur and service debt and fund capital expenditures; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA, distributable cash flow and DCF coverage ratio will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by (used in) operating activities. Our non-GAAP financial measures of Adjusted EBITDA and distributable cash flow should not be considered as an alternative to GAAP net income or net cash provided by operating activities. Each of Adjusted EBITDA and distributable cash flow has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities. You should not consider Adjusted EBITDA, distributable cash flow or DCF coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and distributable cash flow and DCF coverage ratio may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA, distributable cash flow and DCF coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We have not provided projected net income or net cash provided by operating activities or reconciliations of its projected Adjusted EBITDA and projected distributable cash flow to projected net income and projected net cash provided by operating activities, respectively, the most comparable financial measures calculated in accordance with GAAP. We are unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. We are unable to project these timing differences with any reasonable degree of accuracy to a specific day, three or more months in advance. Therefore, we are unable to provide projected net cash provided by operating activities, or the related reconciliation of projected distributable cash flow to projected net cash provided by operating activities. In addition, we are unable to project net income because this metric includes the impact of certain non-cash items such as depreciation expense that we are unable to project with any reasonable degree of accuracy without unreasonable effort. Therefore, we are unable to provide projected net income, or the related reconciliation of projected Adjusted EBITDA to projected net income.

Further, we do not provide guidance with respect to the intra-year timing of our capital spending, which impact debt and equity and equity earnings, among other items, that are reconciling items between Adjusted EBITDA and net income. The timing of capital expenditures is volatile as it depends on weather, regulatory approvals, contractor availability, system performance and various other items. We provide a range for the forecasts of Adjusted EBITDA and distributable cash flow to allow for the variability in the timing of spending and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of Adjusted EBITDA to projected net income is not available without unreasonable effort.

(in thousands)	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016	Twelve Months Ended September 30, 2016
Reconciliation of Net Income to Adjusted EBITDA and DCF:
Net income	$24,989	$87,351	$106,176
Interest expense	402	2,369	4,125
Income tax expense	—	—	5,812
Acquisition costs	—	73	73
Depreciation expense	5,489	17,714	29,582
Amortization of intangible assets	411	1,222	1,631
Non-cash equity compensation expense	609	2,728	4,269
Incentive unit expense	—	—	1,044
Amortization of deferred finance costs	145	433	577
Other expense	90	239	290
Adjusted EBITDA attributable to Water Assets prior to acquisition(1)	—	—	(22,386)

Adjusted EBITDA	$32,135	$112,129	$131,193

Adjusted EBITDA	$32,135	$112,129
Cash interest expense	(402)	(2,369)

(in thousands)	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016	Twelve Months Ended September 30, 2016
Estimated maintenance capital expenditures	(2,800)	(8,400)

Distributable cash flow	$28,933	$101,360

Total distributions declared	$24,628	$57,776
DCF coverage ratio	1.17	1.75
Reconciliation of Adjusted EBITDA to Cash:
Adjusted EBITDA	$32,135	$112,129
Interest expense	(402)	(2,369)
Other income	(90)	—
Acquisition costs	—	(73)
Changes in operating assets and liabilities	3,197	(183)

Net cash provided by operating activities	34,840	109,504
Net cash used in investing activities	(22,660)	(97,679)
Net cash provided by financing activities	(19,869)	(11,788)

Net (decrease) increase in cash	(7,689)	37
Cash at the beginning of the period	15,323	7,597

Cash at the end of the period	$7,634	$7,634

1.	Adjusted EBITDA attributable to the Water Assets prior to their acquisition is excluded from our adjusted EBITDA calculation as these amounts are not attributable to our limited partners.